Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2019, relating to the financial statements of Vectren Corporation appearing in the Current Report on Form 8-K of CenterPoint Energy, Inc. dated August 12, 2019, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, IN

August 16, 2019